Exhibit 1.07

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Secures $30 million in New Financing to Fuel

Expansion Plans

SHANGHAI, ATLANTA – April 27, 2010 - CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced it has secured $30 million in new financing from Wells Fargo Capital Finance LLC, part of Wells Fargo & Company (NYSE:WFC).

CDC Software plans to use the four year senior secured revolving credit facility for, among other things, general corporate purposes, strategic growth initiatives such as mergers and acquisitions, working capital and capital expenditures.

“We are delighted to establish this new relationship with Wells Fargo Capital Finance and appreciate their support in our strategies and operations, especially during this challenging credit market environment,” said Matt Lavelle, CFO, CDC Software.

“With our strong financial results, cash flow and this new credit facility, we believe that CDC Software is well positioned to execute further on its strategic growth plans that include organic growth, geographic expansion, increased cross-sell opportunities, and acquisitions in the software as a service, or SaaS, space.”

“By providing this financing to CDC Software, a company that has a strong recurring revenue base and that continues to execute efficient cost management throughout its operations, the senior management team can now take the next step toward achieving its long term strategic growth plans,” said Kurt Marsden, executive vice president and head of the Technology Finance division of Wells Fargo Capital Finance. “We look forward to this new relationship and to helping CDC Software accomplish its goals.”

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding our planned uses of funds under the Wells Fargo credit facility, our beliefs regarding our position for executing on future plans and strategies, including those for strategic, organic, cross-sell and acquisition–related growth, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make strategic acquisitions and other investments,(c) changing circumstances that may affect for CDC Software Corporation and its affiliates; and (d) risks relating to economic conditions and other matters beyond our control. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.